EXHIBIT 99.1

Intelligent Systems Reports Preliminary 2019 Results

NORCROSS, Ga., April 22, 2019 (GLOBE NEWSWIRE) -- Intelligent Systems Corporation [NYSE American: INS; www.intelsys.com] announced today its preliminary financial results for the quarter ended March 31, 2019.

“We are pleased to report preliminary first quarter 2019 revenues of about $7 million and preliminary income from operations of $2.5 to $2.7 million. This is significantly higher than the 1st quarter of 2018 for both revenue and operating profit. Professional services continue to make up a large portion of our current revenue as we have more demand for the expertise of our CoreCard team than hours available. We continue to grow and train to be better able to meet the demands of our customers,” commented Leland Strange, CEO of Intelligent Systems.

“As we often say, license revenue may vary considerably from quarter to quarter and even professional services can vary because in some cases we may not charge for a block of hours as a part of a larger license or processing contract. Although we want to provide our shareholders insight on the revenue streams, don’t be surprised when any one of the revenue sources spike in some quarters or do not show growth in a specific quarter. We continue to believe 2019 will be a very good year for the company and the first quarter is a good way to start the year,” stated Strange.

While it will be a couple weeks before we complete and report our final results, we wanted to provide you some preliminary information. Our final results may differ somewhat from these preliminary estimates.

Financial Highlights for the First Quarter of 2019

Total revenues are expected to be $6,966,000 for the quarter compared to revenue of $4,058,000 in the first quarter of 2018, an increase of 72 percent.

In the following table, revenue is disaggregated by type of revenue for the three months ended March 31, 2019 and 2018:

Three months ended March 31, (in thousands)	2019	2018
License	$800	$95
Professional services	3,964	2,109
Processing and maintenance	1,811	1,624
Third party	391	230
Total	$6,966	$4,058

Income from operations is expected to be between $2,500,000 and $2,700,000 for the quarter compared to income from operations of $821,000 in the first quarter of 2018.

The company will file its Form 10-Q for the quarter ended March 31, 2019 with the Securities and Exchange Commission in May 2019 and will announce the specific date for the filing and an investor conference call at a later date. For additional information about reported results, investors will be able to access the Form 10-Q on the company’s website at www.intelsys.com or on the SEC site, www.sec.gov.

About Intelligent Systems Corporation

For over thirty-five years, Intelligent Systems Corporation [NYSE American: INS] has identified, created, operated and grown technology companies. The company’s principal operations are CoreCard Software, Inc. (www.corecard.com) and its affiliate companies. CoreCard designs, develops, and markets a comprehensive suite of software solutions to corporations, financial institutions, retailers and processors to manage their credit and debit cards, prepaid cards, private label cards, fleet cards, loyalty programs, and accounts receivable and small loan transactions.  CoreCard also offers prepaid and credit card processing services using its proprietary software solutions. CoreCard's flexible and proven processing platform has recently been deployed in many countries in addition to the United States including Australia, Canada, China, the United Arab Emirates, France, Italy, Mexico, New Zealand, Singapore, South Africa and the United Kingdom. Further information is available on the company’s website at http://www.intelsys.com or by calling the company at 770-381-2900.

In addition to historical information, this news release may contain forward-looking statements relating to Intelligent Systems Corporation and its subsidiary and affiliated companies. These statements include all statements that are not statements of historical fact regarding the intent, belief or expectations of Intelligent Systems Corporation and its management with respect to, among other things, results of operations, product plans, and financial condition. The words "may," "will," "anticipate," "believe," "intend," "expect," "estimate," "plan," "strategy" and similar expressions are intended to identify forward-looking statements.  Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those contemplated by such forward-looking statements. The company does not undertake to update or revise any forward-looking statements whether as a result of new developments or otherwise, except as required by law. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are instability in the financial markets, delays in product development, undetected software errors, competitive pressures, changes in customers’ requirements or financial condition, market acceptance of products and services, the impact of new or changes in current laws, regulations or other industry standards, risks relating to unauthorized access to confidential information due to criminal conduct, attacks by hackers, employee or insider malfeasance and/or human error and declines in general economic and financial market conditions, particularly those that cause businesses to delay or cancel purchase decisions.

For further information, call
Matt White, 770-564-5504
or email to matt@intelsys.com